UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2022

COMSOVEREIGN HOLDING CORP.

(Exact name of registrant as specified in charter)

Nevada	333-150332	46-5538504
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6890 E Sunrise Drive, Suite 120-506 Tucson, AZ	85750
(Address of Principal Executive Offices)	(zip code)

(904) 834-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	COMS	The Nasdaq Stock Market LLC

Warrants to purchase Common Stock	COMSW	The Nasdaq Stock Market LLC

9.25% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share	COMSP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2022, COMSovereign Holding Corp. (the “Company,” “we,” “us,” or “our company”) entered into an Share Purchase Agreement (the “Sale Agreement”) dated December 18, 2022, by and among our Company, our wholly owned subsidiary, Sky Sovereign, Inc. ("Sky Sovereign") as the sole shareholder of Sky Sapience Ltd., an Israeli company (“SKS”), and Titan Innovations Ltd., an Israeli corporation ("Titan"), pursuant to which, and subject to the terms and conditions of the Sale Agreement, we agreed to sell all of the issued and outstanding capital stock of our Israel-based tethered drone unit, SKS, to Titan.

The total consideration for the sale is $1.8 million. From that consideration, the first two tranches totaling $750,000 would be utilized to eliminate outstanding liabilities and debt of SKS. Post-closing, the next tranche of $450,000 would go to Sky Sovereign less any remaining SKS outstanding liabilities and debt. The final $600,000 is due within two years of closing, subject to potential reductions for further claims of SKS debt, which are capped at $300,000.

The Sale Agreement contains closing conditions and there are no assurances that the transaction will close. The Sale Agreement contains customary representations, warranties and covenants of our company, Sky Sovereign and SKS, on the one hand, and Titan, on the other hand. The Sale Agreement also provides that Sky Sovereign will indemnify Titan for breaches of the warranties and covenants of such party, as well as certain other matters, subject to certain specified limitations, including, among other things, limitations on the period during which a party may make certain claims for indemnification and limitations on the amounts for which a party may be liable.

The foregoing description of the Sale Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Sale Agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporated herein by reference thereto.

The Sale Agreement has been filed as an exhibit hereto to provide our investors and security holders with information regarding its terms and is not intended to provide any factual information about our company or our subsidiaries. The representations, warranties and covenants set forth in the Sale Agreement were made solely between the parties to the Sale Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Sale Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or security holders, or may have been used for the purpose of allocating risk between the parties to the Sale Agreement rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties may change after the date of the Sale Agreement, which subsequent information may or may not be fully reflected in our public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Purchase Agreement dated December 18, 2022 among COMSovereign Holding Corp., Sky Sovereign, Inc., Sky Sapience Ltd., and Titan Innovations Ltd.

99.1	Press release dated December 22, 2022 announcing sale of SKS.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 22, 2022	COMSOVEREIGN HOLDING CORP.

	By:	/s/ David Knight
David Knight
Chief Executive Officer

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